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Earnings Call Transcript — Fourth Quarter 2007
Set forth below is the transcript of Sybase’s quarterly earnings call held at 7:30 am (Pacific time) on January 24, 2008.

Operator:	Good day everyone and welcome to the Sybase Q4 2007 earnings conference call. Today’s call is being recorded.

Our speakers today are Chairman, Chief Executive Officer, and President John Chen, and Chief Financial Officer Jeff Ross.

I would now like to turn the conference over to Mr. John Chen. Please go ahead, sir.

John Chen:	Thank you. Thank you very much. Good morning everybody and welcome to our call. Let’s begin with Jeff providing the Safe Harbor language.

Jeff Ross:	Thanks, John and good morning to everyone. Today certain statements we will make will be forward looking statements, including statements regarding our future growth, future operating results, central business combinations, market opportunities and business prospects.

While these forward-looking statements represent our current judgment on what the future holds, they are subject to risk and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements which reflect our opinions only as of the date of this call.

Also, please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. Throughout today’s discussion we will attempt to present some important factors relating to our business that may affect our predictions. Actual results and the direction of our progress and our future growth, if any, could differ materially from statements we made or imply for a variety of reasons.

Those reasons are described in our press release and in SEC filings, including our annual report on Form 10-K for the year ended December 31, 2006, and the quarterly reports on Forms 10-Q for the three month periods ended March 31, June 30 and September 30, 2007.

All non-GAAP amounts disclosed in this conference call have been calculated and presented in accordance with the most directly comparable generally accepted accounting principle financial measures which are posted in the earnings release section of our investor relations Web site at www.sybase.com.

And now John will provide an overview of our 2007 fourth quarter and full year results. Over to you, John.

John Chen:	Thank you. Thank you, Jeff. We are extremely pleased. You all have the results in front of you. We are extremely pleased with our Q4 financial results which help us complete the best year ever in the history of the company, the 23 years history of the company. Our performance enables us to deliver all-time record highs in revenue, operating margin, earnings, and cash flow from operations for the fourth quarter as well as the full year.

While I’m not going to call out all the records that we broke or we set, because only — we only have an hour on this call, I’d like to highlight a few noteworthy ones. First, our full year revenue came in at 1.026 billion, was indeed the highest in the company history. Additionally, our annual revenue exceeded our most recent guidance and was consistent with our outlook entering 2007.

Non-GAAP operating margin of 22 percent versus 20 percent last year showed very impressive leverage in a year that we integrated the Mobile 365 acquisitions. Non-GAAP full-year earnings of $1.70 soundly beat our expectation of $1.52 entering the year. Lastly — lastly, the — but not the least, of course, full-year cash flow from operations came in at $254 million compares extremely favorably with our initial expectation for the year.

In addition to all these many records, the common theme here is that we consistently meet or exceed our plan. The annual results also demonstrate that our approach to managing the business for the full year rather than a 90-days window is the right approach. You may recall our decision to defer a large deal in Q2 because of I would say less than favorable terms which disappointed some of you. But ultimately that deal closed in Q3 and brought us meaningfully higher revenue. This is one example of our disciplined approach to managing the business for long-term — for the long-term, allowing us to deliver to shareholders the best year in our history. Clearly, you know, lots of credit goes to the momentum behind our Unwired Enterprise strategy. This is a function of the increasing technology and channel synergies across our entire businesses. As our product converges and expanding the size of a — that will expand the size of our addressable market.

I’ll give you some examples. Our Unwired Enterprise platform combines the mobile middleware technology with messaging surfaces to enable the delivery of mobile applications. Where similarly we combine our infrastructure solutions with our mobility technology as well as the messaging surfaces to create our mobile banking platform. More of that later.

We are also benefiting from significant channel synergies in the form of cross-selling our mobility products by our enterprise sales force. We are extremely proud of our consistently strong execution which has driven the following achievements, a fair rate of revenue growth for the last five consecutive years; a non-GAAP margin expansion for six consecutive years driving an aggregated 860 basis points of improvement; three year of GAAP EPS CAGR, or compounded annual growth, of 33 percent; and our fixed year cash flow compounded animal growth of 18 percent. You know, of course on behalf of the management and employees, we take great pride in this track record.

Now to the quarter. For the 2007 fourth quarter, total revenue rose 15 percent to reach a record of $295.2 million. License revenue came in 12 percent above last year to 112.9 million. Core database license revenue, which includes our flagship ASE products as well as Sybase IQ Analytics Server, grew 16 percent year-over-year for the quarter and nine percent annually. Maintenance revenue grew five percent and messaging surfaces continued its momentum growing to $38.8 million, up 13 percent sequentially. All geographies performed well and we saw double-digit growth in Asia-Pac, Latin America, North and — as well as North America. We also saw strength in the technology market, financial verticals, telcos, as well as government verticals. Jeff will provide more details later in the call.

Operating margin on a non-GAAP basis reached 28 percent for the quarter and 22 percent for the year, which also are records — at a record level. We also achieved record performance in non-GAAP net income which rose to $55.4 million, translates to an EPS of 61 cents per share, and cash flow from operations came in at $83.5 million. This is probably the high — I mean, this definitely is the highest in the history of any quarter. Up 65 percent year over year. The full year came in at $254 million, up 18 percent year over year. Also important to note, for 2007 and beyond is our continued dedication to enhancing shareholder returns for the buy-back programs. During the quarter we repurchased $75.3 million worth of Sybase share for a total of $166.7 million for the year. We were more opportunistic in the quarter given market conditions and exceeded our $50 million quarterly target. We continue to target repurchase of at least $50 million per quarter going forward as we outlined in the last quarter’s announcement.

Now I’d like to highlight some progress in the segment beginning with the infrastructure platform group, the IPG group. For the quarter, IPG license revenue grew — increased nine percent year over year, again driven by 16 percent growth in core database license revenue, and strong demand from HP, Linux platform, as well as IBM platforms. We attracted a total of 372 new ASE customers in the quarter, which is up 24 percent year over year, 75 new IQ customers, which is up 42 percent year over year, ((inaudible)) reflecting solid performance practically across the board. For the full year we added nearly 1,200 new ASE customers and 224 new IQ customers. Both are 20 percent better than a year ago.

Some key wins in the quarter included Woolri Investment & Securities. This is a Korean-based bank who have actually — the reason we call that out is because they now — they picked IQ to replace the Teradata. We also had a big win at ICICI bank, which is the India largest private bank. Other wins included Passport Canada, Airtel, which is the India largest GSM telco operators. I think they have over 40 million subscribers. That’s Airtel. We also have a great business from Ericcson, Korea National Tax Service, Korea Exchange Bank, and Taiwan Mobile Company. Seems to be all in Asia. Anyway. We do operate world-wide.

Non-GAAP IPG operating margin expanded to 27 percent in the fourth quarter versus 26 percent a year ago. Our iAnywhere mobility business continued to show accelerated top-line growth. License revenue for the quarter grew 22 percent year over year. Total revenue came in 18 percent year over year to $52.4 million. The non-GAAP iAnywhere operating margin, increased to 30 percent from 21 percent a year ago, showing the benefit of increased leverage and synergies. Growth was driven by ongoing demand for our mobile database, the SQL Anywhere, our Information Anywhere Suite, and the growing traction in enterprise cross-selling synergy with the IPG sales force.

A very exciting development in Q4 with — iAnywhere was our announcement or the award of an announcement — no, I’m sorry. The announcement of the award of two joint patents awarded to Sybase iAnywhere and Toyota ITC for speech recognition and natural languages. These interfaces will be deployed with the in-car telematics systems. These patents build upon our Answers Anywhere technologies. The key enterprise customers win, in the quarter — wins in the quarter included Honda, Catalina Marketing Corporation, Telus Mobility, NTT Data Corporation, Siemens, China Ministry of Railroad, Virgin Media — as well as Virgin Media Limited. We added a total of 878 new iAnywhere customers in the quarter.

Lastly, Sybase 365, as you see the number, had a blowout quarter, exceeding all expectations and generated $38.8 million in messaging revenue in the fourth quarter and with a non-GAAP operating margin of 14 percent. I’m pleased to report that this business is now accretive to the consolidation consistent with our plan. This segment benefited from strong domestic and international SMS traffic and a significant spike in the MMS messaging in the U.S. I think some of you have read that — in the “Wall Street Journal” Verizon was, you know, reported great holiday messaging volume. So we obviously are a big beneficiary of that. For 2008 we expect to easily exceed 100 billion messages delivered.

During the quarter we announced several very important new services, including MMS 365, is a hosted multimedia gateway, the M-Banking 365, which combines messaging and IPG technology, the Answers 365, which is a hosted iAnywhere product. Each is significant in its own right and already attracting new customers and revenues. With these new services we are increasingly driving technology and channel synergy across our entire business. In ‘07, our principal focus in this business was to drive margin expansion in the segment and through cost synergies and leverages. In 2008, our focus will be on revenue synergy to help drive continued margin expansion in our messaging business. I think this is not anything foreign to all of you. We’re very consistent from day one in the last five quarters.

In all, our messaging revenue for the year reached $136.5 million and operating margin came in at 10 percent. We are very pleased with our progress in this segment.

Now I’d like to turn the call over to Jeff to provide detailed financial overview. Jeff.

Jeff Ross:	Thanks, John. Let me take you through the numbers for the 2007 fourth quarter and the full year. I’m going to start with the Q4 results.

During the fourth quarter, our total revenues increased 15 percent to $295.2 million. License revenues for the quarter grew 12 percent to $112.9 million. Services revenues grew four percent to $143.5 million. And messaging revenues were $38.8 million. All geographies grew year over year. Total revenue for North America increased 16 percent year over year to $145.4 million and represented 49 percent of our total Q4 revenue. Europe came in at $106.2 million, up 11 percent year over year, and represented 36 percent of our total revenue. Finally, our intercontinental region, which includes Asia-Pacific and Latin America, came in at $43.6 million, up 25 percent year over year, and representing 15 percent of our total.

Some of you have raised concerns regarding our reliance on financial services. I’d like to spend a minute to highlight the diversification of our vertical mix. During 2007, technology and OEM was by far our largest vertical. The second largest was financial services but was followed closely by telco, which was of course boosted by addition of Sybase 365 messaging revenues during the year. We also generate significant revenues from our government and transportation verticals.

Non-GAAP operating income for the fourth quarter increased 29 percent to $81.8 million. This represented a 28-percent operating margin compared to a 25-percent operating margin, in the fourth quarter of 2006. Non-GAAP net income for the quarter was $55.4 million with our non-GAAP fully diluted EPS at 61 cents, which was up 17 percent year-over-year. On a GAAP basis, operating income increased 33 percent year-over-year to $66.9 million, representing an operating margin of 23 percent. GAAP base net income was $73.5 million, or 81 cents per share.

Cash flow from operations was $83.5 million, and was up 65 percent year-over-year.

Now I will switch to our 2007 full year results. Our revenue for the full year was $1.026 billion, up 17 percent year-over-year. Non-GAAP operating income was $220.8 million, and was up 26 percent year-over-year. This represented a non-GAAP operating margin of 22 percent, up from 20 percent in the previous year.

Non-GAAP net income grew 12 percent year-over-year to $157.3 million, or $1.70 per diluted share. GAAP operating income for the full year was $168.6 million, up 26 percent year-over-year. This represented a 16 percent GAAP operating margin up from 15 percent a year ago. GAAP net income was $148.9 million, up 57 percent year-over-year, and GAAP EPS was $1.61, up 56 percent.

Due to our strong U.S. profits during 2007, along with a profits outlook for 2008 consistent with our recent performance, we were required to reverse certain valuation allowances on tax assets in the fourth quarter. This adjustment, which reduced our GAAP tax expense by $27 million did not impact our non-GAAP results.

Full year cash flow from operations was $254 million, up 18 percent year-over-year. Growth in our cash flow from operations was driven by our strong earnings growth and margin expansion, as well as capital — working capital improvements. A more detailed description of the reconciliation between GAAP and non-GAAP numbers is contained in our press release distributed pre-market this morning.

I would also like to provide a few additional details highlighting the strength of our financial position. Our year end cash balance was $738.3 million, including a restricted cash of $3.4 million. Our total debt was unchanged at $460 million; this represents a debt to market cap ratio of 20 percent, compared to a debt to market cap ratio of 10 percent for our industry peer group.

Capital expenditures in the fourth quarter were $6.5 million; depreciation for the quarter was $7.2 million. Both capitalized software and the amortization of capitalized software were six — were eight — sorry, were nine million for the quarter. DSO for the quarter was 75 days on a consolidated basis, down slightly from the previous year. Deferred revenue was $208.7 million, up six percent year-over-year, reflecting strong maintenance renewals and our growth in licensed revenue.

Deals over one million represented 31 percent of Q4 license revenue, which is consistent — which is a consistent percentage when compared to the fourth quarter of 2006. And our headcount at the end of the quarter was 3,970 employees.

During the quarter, we repurchased $75.3 million worth of Sybase stock for total year-to-date repurchases of $166.7 million. There currently remains $83.1 million authorized under our stock repurchase program.

With that, I’d like to turn it over back to John — John?

John Chen:	OK, thank you, Jeff. Before I go to the numbers for the — that outline the guidance, I’d like to spend a little time on kind of the overall views of you know, how we’re going to manage and run our business this year in 2008.

We are re-implementing a number of strategic initiatives designed to sustain the business momentum, the great business momentum you’ve just seen. On the operational front, we’re creating a global financial services group charted with cross selling all Sybase product and services, in the future we’ll form a similar group for telco.

Secondly we are streamlining our sales channel to achieve greater go to market efficiency and created a much broader non-overlapping channels, or at least reaching to the channel. As a result, the IPG reps will be responsible for global name accounts, the iAnywhere sales force will focus primarily on the indirect channels, and the Sybase 365 will focus singularly on hosting all Sybase technology. We — by doing so, we also, you know, have redesigned our internal systems, including comp plans to motivate, you know, the achievement of all that.

Lastly, we will continue to gradually push through our maintenance price increase, which will bring us more in line with our industry peers. On the product front, we are introducing several very new and exciting products and offerings, first off the ASE shared disk cluster, which enables grid computing. This will GA this quarter, making us the — only the second vendors to introduce or have this ability or have this technology.

The risk analytics platform, which is built on an IQ engine and targeted the financial services sector is scheduled to be launched in mid May at the New York Stock Exchange in conjunction with the Sybase classic. Thirdly the mCommerce platform, which comprise of mobile banking solution, advanced mobile payment capability, and mobile remittance capability, this solution targets an — you know, emerging very high growth market in mobile commerce. We’re targeting the second half of 2008 to deliver most of all these capabilities.

We obviously expect all these products will facilitate our entries into new markets, as well as serving existing ones. On the current environment, we read the same headline you all do, in fact some of you wrote some of these headlines, and we’re sensitive to the uncertain macro fundamentals. Nevertheless, we feel very good entering the year. We believe the company — our company will do well — or the company that will do well are those with the strong balance sheets, manage expense judiciously, focus on execution and are sensible, yet are opportunistic with their cash. This is how we will manage our business in this environment. We believed the strategic initiative that I just laid out and the product set that we just laid out will provide incremental growth opportunities, we further believe that we are very well diversified from a vertical and geographic standpoint with half of our business coming from outside of North America.

I’d like to also remind everybody that Sybase 365 gives us — give us very important diversification into the telco verticals, as well as very predictable revenue stream. These factors give us added confidence in our 2008 outlook, and should insulate us if domestic IT spending softens this year.

Now on to the guidance. For the first quarter 2008, we anticipate revenue in a range of $240 to $250 million, with a non-GAAP EPS to range between 30 to 35 cents per share, the GAAP EPS to be in the range of 21 to 26 cents a share. For the full year 2008, we anticipated revenue in the range of about a $1.075 billion to about $1.09 billion, because of the high operating margin exiting 2007, and our plan to continue to expand by 100 basis point next year, or this year 2008. Currently the first call consensus EPS is a bit low. We expect the non-GAAP EPS to range from $1.85 to $1.90, and the GAAP EPS to range from $1.50 to $1.55.

We anticipated cash from operation to range roughly between $220 to $240 million. We plan to repurchase a minimum of $50 million in Sybase stock per quarter going forward. Finally before I open up the call to your questions, I would like to comment briefly about the recent activist activity in our stock.

As many of you know, an activist shareholder recently announced intentions to nominate three replacement candidates to our board at the company’s 2008 annual meeting. Since we have been in quite period, and as well as closing our quarter in the year, we have not been able to have any dialog with you all on this situations. Let me say at the outset that we always welcome the views of our shareholders with the sheer goal of enhancing value. Our board, which is comprised of a majority of independent directors who are proven — who are proven business executives is actively engaged in the company’s strategy. Our board is committed to act in the best interest of the company and all Sybase shareholders.

Sybase has a proven record of solid overall financial execution. Our management team with the full support of board has delivered double-digit return over the past three years. In closing, we are proud of our achievements, and feel very good about our company’s future.

That concludes my prepared remarks. Since this is an earnings call, we would very much appreciate if you would limit your question and comments to this morning’s earnings announcement regarding our fourth quarter and full year 2007 results, as well as our 2008 outlook. Thank you for your cooperation and understanding. Operator, could you please start the Q&A process?

Operator:	Thank you. The question-and-answer session will be conducted electronically. If you wish to ask a question, please press star followed by the digit one on your touch-tone telephone. We will proceed in the order that you signal us and take as many questions as time permits. If you are using a speakerphone, please make sure you pick up the handset before pressing the corresponding digits. Once again if you do have a question or a comment, please press star one.

We’ll go first to Alan Cooke with Merrill Lynch.

Alan Cooke:	Thank you very much.

Male:	Good morning, Alan.

Alan Cooke:	Good morning John and Jeff.

Male:	Good morning.

Alan Cooke:	Could you talk about the strength that you saw in verticals in Q4, particularly in — specifically talk about each one financial services, OEM and the other verticals?

John Chen:	OK, sure. Well Jeff has already pointed out, we look through all the numbers, in fact all the verticals seems to be recently strong. There were no slowdown in financials, the OEM or the technology sectors, the large and the OEMs are very, very strong. And so those two are basically a driver, you know about the telco. And we talk about (Ed Sal) and (Ericcson) and so forth, so those are actually spending money.

So there hasn’t — there’s no really soft area, at least not in Q4 we haven’t seen that.

Alan Cooke:	And does your pipeline at — look as good now as it did say a year ago?

John Chen:	Does the pipeline look that good? Yes, the — I have checked with all our business drivers, business owners, and they all feel good about the plan that we lay out in front of us, and there doesn’t seem to be any...

Alan Cooke:	OK.

John Chen:	It looks pretty good.

Alan Cooke:	All right. And for Q4, can you talk about your growth in your maintenance revenues, and maybe if you can break that out between the database business and the mobility business?

John Chen:	No, I don’t have the — I don’t have a breakout database and mobility business. I mean maintenance, because it’s such a large part, and it’s based on VSOE, you know, they are all previous licenses or are either site agreement and so forth. So it’s extremely hard, I would say the percentage will be as a percentage of the two operating unit.

Alan Cooke:	OK, but can you talk about how — overall then how much did the maintenance business grow?

John Chen:	It was about five percent.

Alan Cooke:	About five percent, OK. And then...

John Chen:	Because this obviously, Alan, the combination of previous quarters and previous years license growth, therefore I got more maintenance, as well as the slight modest increase of maintenance as it rolled through the system, I mean rolled through the entire base.

Alan Cooke:	OK, great, thanks. And in terms of the licenses, so licenses grew 5.5 percent for the full fiscal ‘07, and how should we think about license growth going forward? That was a slowdown from fiscal ‘06, what are your expectations for fiscal ‘08?

John Chen:	Well, you know, I think that we are in pretty much the same area, I think six percent, six to eight percent license growth overall is a pretty reasonable target. I think, you know, higher in database, probably eight to 10 percent like we’ve seen today in 2007. We don’t see any mixture changes on that, of course now we’re on a little higher base.

Alan Cooke:	Right, OK. And so are you saying higher in database eight to 10 percent, so does that mean lower in mobility?

John Chen:	No, we have a lot of other products in the enterprise group, like you know, the...

Alan Cooke:	Oh, got you, so that eight to 10 percent is...

John Chen:	... in the twos — the two area, and so forth. We are very concentrated, we’re very focused on building the database business.

Alan Cooke:	All right. And so what sort of license growth are you expecting in the mobility business?

John Chen:	I would say 10 percent plus, somewhere 10, 12 percent.

Alan Cooke:	All right, thanks. And then for the Sybase 365, are you seeing any synergies there? Because looking at your results, it looks like there was about $5,000 in license revenues in...

John Chen:	Oh, the...

Alan Cooke:	... Q4, but just wondering are you seeing any synergies with Sybase 365 in the other two businesses? And what do you expect going forward?

John Chen:	Absolutely. It would — first of all they are focused entirely on hosting a number of platform and products that we talk about like anywhere is mobility product, and from iAnywhere it’s all being hosted by 365. You should not be looking for license in the 365 segment as an indication of synergy, the synergy is really — the product and channel synergy is really, really far reaching. I’ll give you one example of — for Asia Pacific, our entire IPG group and the 365 groups have a common pipeline list for pushing mobile banking, and those are combinations of basically hosting of a solutions that IPG has. So I, you know, you should not be looking for license numbers in the — in the 365 segment, and interpret this anything other than just license.

Alan Cooke:	OK, so how can we — how can we tell whether or not there are synergies taking place?

John Chen:	I will have to report on that, you can not tell from the numbers, because...

Alan Cooke:	OK, all right. And then my last question is with respect to your buybacks, you did $75 million in the quarter. Your authorization, are you planning to increase that for fiscal ‘08?

John Chen:	Well we have to go back to the board and ask that, we have to, because otherwise we only have $83 million left, we said we’re going to do $50 million a quarter, so it will be gone in a quarter and a half. So before it is over, I do plan to present our cash flow, cash usage to the board of directors, and have, you know, they will make a determination, and I will — of course I’ll make a recommendation, but they will then have to approve, you know, the increase of the buyback too.

Alan Cooke:	OK, and...

John Chen:	But given the history that we have, I don’t — you know, we’ve been in the buyback for eight years, I don’t really believe that our board has any concern about that, so I would expect, not guarantee, I would expect approval.

Alan Cooke:	All right, and lastly, you know, even with the $75 million in buybacks, it looks like your share count really didn’t go down by much. And you’re still left with a lot of cash on the balance sheet, why not increase the amount of buybacks that you do on a quarterly basis even greater than what you did in Q4?

John Chen:	Well I would have to talk to the board about it.

Alan Cooke:	OK. Thank you.

Operator:	We’ll go now to Trip Chowdhry with Global Equities Research.

John Chen:	Hey, Trip, how are you?

Trip Chowdhry:	Hello, good. Congratulations on good execution, at least you survived this positively. Two questions here, John. Since I think in a difficult environment it’s always good to have focus on long-term and not get sidetracked by the short-term tactical decisions. Have you decided like stop giving quarterly guidance and just focus on the yearly guidance as some power thinking companies in Silicon Valley, like VMware and Google don’t give quarterly guidance. Do you think it will be prudent at least for this fiscal year stop giving quarterly guidance?

John Chen:	We would — Trip, thank you for bringing that up. A year plus ago I already have, you know, expressed that as a potential with, you know, every one of your on the call, we have not yet to do that at this point, but we will — now that more and more company like you pointed out in the industry is leading the charge, I think this is the more sensible way going forward, but I don’t know when we’re going to do that yet. But we will obviously consider that, now that you brought it up, I’m sure Jeff will, you know, rejoice if I tell him that that’s what we’re going to do. And so...

Jeff Ross:	(Al)...

John Chen:	... Jeff will jump up and announce it, great. So it makes sense, and as you see, Trip, you know, we could run the business on an annual basis, I think the shareholder really benefits. We — the customers then know that they have one less leverage to say, well this is June 30th, my friend, what do you want to do? And you know, we should just focus on the value we add to the customers and the need base measures of their needs. You know, it shouldn’t be measured up to calendar, you know, date, I absolutely agree with these progressive company like you said, the VMware and the Google, we will do more research and maybe if you know of any, you know, great experience or value, let Charlie know, and you know, we will do — we will take it to — as an action item.

Trip Chowdhry:	I think as a — just as a quick, you know, ((inaudible)) shows that U.S. companies are at a disadvantage because we ((inaudible)) focus too much on the short term, and because we are focused so much on short term, our own companies get hurt in the global market so ((inaudible)). Second question I have is regarding raising the licenses fee. We just came to know that Oracle has raised the licenses fees by 10 percent to 15 percent, and I was wondering have you thought of doing that, or are you doing that selectively?

John Chen:	We are doing that selectively with new products, and we have not universally done that yet. And you know, if, you know, we, you know, we could — we could actually learn from the Oracle experience and see whether this actually, you know, it’s something that the market will absorb. I think this year with somewhat of a turbulence in the market, probably not very wise to raise the license fee, because even as you could get away with it, I don’t think the customer would really like that, and therefore you know, over time it may hurt the relationships. And I would probably stay away from doing that this year in 2008. But with the new product, we’re going to — we’re going to price it directly, and we will price it, you know, rather aggressively from that point of view.

Trip Chowdhry:	Just a follow up. You know, we are in the (mid serving) some research right now. It seems like customers who have more than 50 terabytes of data stored in their database, they’re not price sensitive, and for them they — the price increase is fine. What do you happen — you know, what percentage of your customers have data stored in your databases which is more than 50 terabytes? Probably you can target them, increase the rates for them?

John Chen:	Yes, it could very well be, but I don’t have the numbers at my fingertip here. But I...

Trip Chowdhry:	Perfect.

John Chen:	... appreciate the comment.

Trip Chowdhry:	Thank you, and congratulations, good execution in a very terrible environment.

John Chen:	Thank you, Trip.

Operator:	Thank you. We’ll move now to Kirk Materne with BOA Securities.

John Chen:	Hello, Kirk.

Kirk Materne:	Hey, John; thanks very much for taking the question.

John Chen:	That’s...

Kirk Materne:	When you look forward into ‘08 in terms of your guidance, you know, I think originally you had sort of targeted Sybase 365 at 10 to 12 percent operating margins for this year, I mean correct me if I’m wrong. But I guess do you still see that range as being valid? I mean you guys just put up a very solid fourth quarter, and you’ve been sort of ahead of plan to date. Does that 10 to 12 percent still sort of — is that still sort of what you’re looking for from that business? Or — I don’t want to push you too — I’m just kind of trying to get a sense on where you’re targeting things for ‘08.

John Chen:	Well I think it’s always sensible to think — I mean a good question, by the way. If you ask Marty, he said 10 to 12 percent is great. If you ask me — if you ask me, it’s probably going to have to be a little higher, I think — I think we should probably be targeting a 12 to 14 percent, and especially with the synergy, you know, being able to hold some of the traditional license based application, I would expect us to be able to get more margin dollars.

Kirk Materne:	OK. And — but your guidance is more predicated on that 10 to 12 percent level, is that right? I mean was baked into your ‘08 guidance is more along the 10 to 12 percent lines?

John Chen:	Yes, you know, I would say more like 12 percent...

Kirk Materne:	OK...

John Chen:	... higher end than that. And then there — and as I said earlier, they’ll probably have a little bit up side, we — if — what we talk about that the plan that we laid out, you know, comes into fruition, we should be able to get much better margin.

Kirk Materne:	OK. And then just the (target inspect) on an earlier question, but just on the license versus says service of your growth for ‘08. Given that you’re, you know, you’ve obviously had a bigger build up of license growth over the past couple of years, and you’re pushing for a maintenance increase. Should sort of your maintenance revenue be growing a little bit more in line with your license revenue this year? I know this, you know, license still at pace this year, is that going to sort of come back into, you know, into, you know, more into line with one another this year potentially?

John Chen:	Probably, you know, I don’t know, I don’t know the answer to the question. You know, in the maintenance increase environment is somewhat then a little tricky. Yes first of all as you know that, you know, maintenance is being renewed on an ongoing basis in the — you know, so it doesn’t really come in, in one lump sum, and so — and then we obviously take it across the year also. So therefore you just match this up on a quarterly basis — a quarterly basis, it probably doesn’t make a lot of correlation sense. But if you match this up from a year or a multiyear business, I think your — eventually what license growth there — we’ve been recorded will showed up in the maintenance increase also. And so it will come through — it will kind of get to a normal point of, you know, growing in tandem, maybe a little bit of a time lag. Am I making any sense to you?

Kirk Materne:	No, that’s fair — that’s fair, I’m just trying to get a sense, so directionally...

John Chen:	Yes, don’t look at it on a quarterly basis and say you grow this, and therefore you should grow that. But...

Kirk Materne:	Right.

John Chen:	... if you look at it on a — on a longer-term basis, you — we should be seeing maintenance up ticking because of license growth.

Kirk Materne:	OK, that’s fair and then just last question for Jeff, your assumption for the non-GAAP tax rate for ‘08?

Jeff Ross:	For the full year somewhere around 37 percent.

Kirk Materne:	Thirty-seven percent, OK.

Jeff Ross:	Yes, that — it may be slightly higher in Q1, but for the full year 37.

Kirk Materne:	All right, that’s all I needed. Thanks very much.

Male:	Thanks.

Male:	Yes.

Operator:	Steve Koenig with Keybanc Capital Markets has our next question.

Male:	Hey, Steve.

Steve Koenig:	Hi, thanks for taking the question.

Male:	Absolutely.

Steve Koenig:	Just to complete kind of the questioning on guidance, and then a quick follow-up. You’ve talked about pretty much every other component, just getting back to services for a second. Can you give some color then on what kind of overall growth would you expect to see on the services line in ‘08?

John Chen:	Yes, we have — usually (fax) around the three percent growth.

Steve Koenig:	OK, so no real change from ‘07?

John Chen:	No, not much of a change from ‘07, no.

Steve Koenig:	OK, great. And then also just related to the guidance, as we, you know, move through the year, any thoughts on where we might see more potential variability in terms of seasonality with respect to, you know, things like site licenses, or where, you know, customer actually spending versus budget can impact you, you know, where are you more confident and where could we see more volatility as the year progresses?

John Chen:	OK, good question. Q1 and Q4 are always better quarters, Q2 and Q3 are always a little tougher, and some of them have to do with seasonality, some of them has to do with, you know, the comp plan at the end of the year when people get into the (inaudible). And so it has a number of factors, but all the historical trend and all the — and even on the timing of renewal, a lot of renewal are in Q4, so Q4 tends to have a little better tractions on those. And of course the first quarter we also benefited from, you know, a strong pipeline going into this Q4 or the past Q4 always rolled into the Q1, so it get a little better with stability. That’s that — it is not (mandated), therefore everything is guaranteed, we still need to work at it, but you know, you kind of have a lot of things to work with in January.

So Q2 and Q3, especially Q3 being Europe, basically have half of, you know, working days so to speak gets very tough, because we, you know, you know, we draw quite a bit of business out there. And Asia, Q1 is usually low because of Chinese New Year, and every other holidays they could come — they could drum up. And so that’s kind of where we — where things — so if I were on a volatility basis, I would look at Q2 and three being a little lower cycles, two and three is harder to predict as individuals, two and three together is a little bit easier to track to predict, and that goes back to Trip’s point. And one and four are a little bit easier for us to have a better visibility.

Steve Koenig:	OK, that’s very helpful, I appreciate that. So, John, I can’t resist then as a parting question just asking you about some developments in the database market.

John Chen:	Yes.

Steve Koenig:	MySQL being acquired by Sun, who is an Oracle partner, is Oracle mad or glad about this? And would this have a chilling effect on MySQL? Could it benefit you guys in terms of less competition for ASE, et cetera?

John Chen:	Well we are looking for way to benefit us, I have number of meetings with my folks in (inaudible), and the database team and marketing team, and we think we could offer the market and, you know, other of my SQL partners, you know, may be very, very solid alternatives, and so, you know, it won’t really affect us negatively. We’ll probably more, you know, there might be some opportunities here. That’s why it’s where to Oracle it’s mad or not, you’ve got to have...

Male:	OK. Thanks. I appreciate that. Congrats on the quarter.

Male:	Thank you very much.

Male:	Yes.

Operator:	And we’ll move now to Robert Schwartz with Jefferies.

Robert Schwartz:	Hey. Thanks for taking my questions. Hi, John.

John Chen:	Hey, Robert. We got — we got our database (grow), right?

Robert Schwartz:	You sure did. Congratulations.

John Chen:	OK, go ahead.

Male:	Go ahead.

Robert Schwartz:	You quickly, at the end of your comments, went over several key initiatives, and I was just hoping you could give us a little more color on them, particularly around your sales organization. Could you talk to us about where you are in the process in terms of rolling it out with your salespeople? When did the comp plan move out, and were there any big movements in terms of senior management in that process?

Male:	No movement. No big movement in CM management; (instead), we’re hiring a number of them in addition. We’re really very pleased with that. There is no reorganization in the sales force. There is a reorganization in the comp plan, and in fact, it’s been welcomed rather universally because, you know, in the past, when we’re doing the product-specific and channel specific. You know, not all the IPG reps, for example, lay their hands on the mobility stuff. Now, you know, if the IPG reps target an account, you know, he or she will have the full platform of it all, and so this is — this is being extremely — this is kind of relaxing to the — to some of those sales organizations. There is no reorganization. You know, everybody’s in place, and we’re adding more people to it, and things are pretty good.

Now, as far as comp plan rolled out, we always try to roll it out by January 31. You know, if you — if you ever ran ((inaudible)), you would know that that is extremely ambitious, but then before March 31, everything will be rolled out, because there’s a lot of negotiation also, obviously. But this is true for, you know, 23 years at Sybase or about 600,000 years in the industry. So nothing — but we are very bullish on where we are in the sales execution.

Robert Schwartz:	Great. You talked about the maintenance, the price increase. What’s behind that, and can you give us some notion of the magnitude?

Male:	Yes, we said it was going to be about 3 to 4 percent growth. You know, you saw that in Q3 and Q2 on ’07. Our results remained (growth) 4 percent year-over-year. In Q4, it was 5 percent year-over-year. We probably should be able to see the same magnitude going forward, and you know, the main thing is that increases is a slow-grow process. We’re just increasing, you know, the standard of living and want to make sure that the customers are comfortable with where we are, and you know, so it’s just a slow — it’s a much slower process on that. But it will come. It will come, as I said. The pricing will be a little, you know, firmer, and you know, the standard of living adjustment. Also, since we are doing better in license growth in the last two years, I would truly, fully anticipate that is going to roll through and benefit our maintenance line.

Robert Schwartz:	OK, you posted 30-percent margins in the iAnywhere space. Pretty — is that any way sustainable going forward?

Male:	No. Robert, no. That one actually really, really surprised me to the positive. I, you know, my model has always been maybe about 25 percent when they do it very well and because we have an ongoing investment in it. The fact that IPG sold so many of — so much of iAnywhere product this past quarter really gave (Parry) a really big bump on that, and you know, a positive one, of course, but that really is the — that’s the synergy. You know, I mean, you know, people ask us why, right, but that is — you now see it.

Robert Schwartz:	OK. There was a lot of examples out of Asia, and how much are you depending on Asia for the targets that you’ve set for ’08, and what kind of currency impacts are you building in your plan?

Male:	We never really build any currency impact to the plan. You know, we...

Male:	Either up or down.

Male:	Yes, either up or down. So that’s like, you know, that’s not in the — in the picture there. How much is growing in Asia? You know, Asia experience double-digit percentage growth in this past quarter from a year ago. Looking — and in fact, I’m going to go have a conversation with the head of APO as well as the controllers where they stood, you know, from what they have indicated and the amount of, you know, the number of people they’re hiring everywhere, I would expect that the double-digit percentage growth in Asia would be continued.

Robert Schwartz:	OK, and last before I hand it off, you had excellent growth in the — in the 365 business. I’m wondering how do I think about if I had to do an analysis of variance and attribution? Was it just growth and message volumes in existing customers? Was it addition of some large customers? Was it — do you think it was seasonality? How do I think about that?

John Chen:	Actually, all — you know, seriously, all three of them—the answer is yes, yes and yes. We have a lot of great new customers. The, you know, the good thing about the business, this business, I mean we really don’t see a slow down on message volume and sophistication of the message. In fact, (MMF) in North America jumped quite a bit year-over-year. So this should and would and could, you know, continue, especially all these, you know, great phones like, you know, between HTC and Motorola and Samsung and iPhone and, you know, and so forth and so forth. You know, multimedia messaging is kind of now the more acceptable thing to do, and so those are a good margin for us. So that’s part of that. The growth really from new customers, from existing customer using more both in enterprise as well as telco, you know, pretty much, you know, and geography expansion, you know, and now we introduce three sets of new products. This is — this looks pretty good.

Robert Schwartz:	And the impact of pricing in there? Is pricing...

John Chen:	No, we haven’t really seen — no, we have not seen the impact of pricing there, where you talk about. Maybe it was — maybe the growth was so fast just kind of assumed that. But I’m not exactly sure. But when I asked the business owner like (Marty), and you know, the answer is no.

Robert Schwartz:	Thank you very much.

John Chen:	I think people — but I think that, you know, I spoke to some of the very top customers myself, and their focus is not so much on pricing. Their focus is — because they’re growing their revenue, their focus is on scalability, their focus on delivery, on real time, their focus on reliability of delivery. You know, I mean every time I’ve talked to them, they’ve said, John, make sure your system is up and is reached worldwide, and the rest we could talk, and so I don’t really see that as the top on their list.

Robert Schwartz:	Thank you.

John Chen:	All right. Thanks.

Operator:	Thank you. We’ll move now to (Terry) Tillman with Suntrust Robinson.

Male:	Hey, (Terry).

(Terry) Tillman:	Hey, guys. Thanks for taking my questions.

Male:	Absolutely. Thank you.

(Terry) Tillman:	John, don’t worry. I haven’t run out of questions, by the way. I still have some here.

John Chen:	We don’t — we don’t have a lot of time left, but please...

(Terry) Tillman:	Yes, I understand. I understand. First, on the shared (disk) clustered option, can you maybe more specifically say ((inaudible)) go (GA) and what kind of feedback you’re seeing, and lastly, is that baked in at all, any kind of success in the 8-to-10-percent database growth assumption?

John Chen:	OK, we have roughly about 12 beta right now that are actively going around the world. The feedback I personally have got — well, this was feedback report I got and was all positive. You know, the things that we found or they found, and they, you know, our (engineering) folks are working on is kind of the — some of the run of the mills. There’s nothing really broad and deep. So those tells me that it looks pretty good in terms of the (proxability) and features and what we — what we promise and what we’re delivering. A couple of key customers I’ve spoken with, they like it a lot, and I had one of them bake into my Q1 numbers too. So the answer is yes, it has baked in very modestly to the 8-to-10-percent growth.

(Terry) Tillman:	OK, and then just a financial question. On the deferred revenue side, that is one of the highest growth rates at, least, we’ve seen in years, at least the last three years. Was there any kind of software deals because of the SOE, or you just had to push in a deferred revenue, or was there anything that was kind of abnormal to help to start driving that growth a little higher?

John Chen:	No, I’ll let Jeff answer your question. You know, I mean, (Terry), it’s illegal to push anything into ((inaudible)), so you got to be careful how you ask the question. But then I’ll ask Jeff...

Jeff Ross:	So there was — there was nothing unusual. You know, again, we had strong license revenue growth. I think you’re starting to see that on the deferred maintenance line. The other — you know, there is a modest increase due to the pricing changes. You’re starting to see that with respect to Q4 customers. So I would say those are the two biggest contributing factors.

(Terry) Tillman:	OK, and then, I guess, the share count assumption. What should we be looking at four ’08, full year?

Jeff Ross:	Probably, you know, based on — based on what we’ve messaged, I would expect share count to be probably to be in the 88 million range for the — for the...

Male:	... shares.

Jeff Ross:	Yes, 88 million shares, for the full year. I mean that’ll obviously come down over time, and the full impact of our Q4 repurchase will also start being reflected a little bit more.

(Terry) Tillman:	OK, and then just last question, I know I’m running out of time. But John, with some of the headlines we’ve seen, at least in January with the shareholder activist situation and, you know, potentially a proxy fight, you’ve got some pretty shrewd customers. I’m sure they’re always trying to have some leverage and use things against you, so to speak, in the negotiating process. Are you seeing any hesitancy and/or disruption from some of this, customers asking, well, are you going to be around, you know, what’s going on with this proxy fight? Are you seeing any impact or any disruption or hesitancy?

John Chen:	Well, I’ve got to be very careful, as I said, (Terry), about answering questions related to this area, but in kind of a broad stroke, you know, every time a strategy is up for debate, it does hurt the confidence of not only the partners and the customers, but also our employees. So, you know, but that said, you know, it’s our job to manage it, and you know, you show the — you see the Q4 results and the Q3 results, and you know, I mean I’ll — the great thing about this company is that we have a lot of committed people that, you know, are very capable with their heads down, and you know, our management teams are very strong and go pretty deep, and you know, they’re working hard at it. So you know, once we have all these things behind us and resolved, you know, we’ll, you know, we’re going to be able to execute the strategy faster and, you know, looking forward to providing, you know, continued growth and better results.

But thank you for the — thank you for the question. It’s a hard question to answer at this point.

(Terry)?

(Terry):	Thanks, John.

John Chen:	OK. Are you done, (Terry)?

(Terry):	Yes, I’m done. Believe it or not, I’m done.

John Chen:	Thank you very much, (Terry). Thanks, by the way, for all your support all these years. I’m glad we could do something then not to embarrass you. And so OK, if that’s — you know, I think we’re running out of time. And let me just give one closing comment and remark.

We are hosting an Unwired Enterprise analyst day focus-filled on the road map and the progress and of the analytics and mobility together in conjunction to Sybase Classic the week of May 12, the week of May 12 this year in New York.

And during that week, the Sybase Classic week, the former Fed chairman Alan Greenspan will deliver a keynote address at our customer launch of our risk analytics platform. And we chose New York Stock Exchange as the venue.

It promises to be a very exciting week in New York for Sybase. And so please mark your calendar.

We look forward to seeing you soon and speaking with you in the coming quarters. And thank you all for your support and your participation today on the call.

Operator:	And that does conclude our conference for today. Thank you all for your participation. Have a great day.
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